EXHIBIT 99.2

Independent Accountants’ Report

GE Commercial Equipment Financing, LLC Series 2004-1
General Electric Capital Corporation:

We have examined management’s assertion, included in the accompanying management assertion as set forth in Appendix I, that General Electric Capital Corporation (“GECC”) complied, as servicer, with the minimum servicing standards set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers, to the extent applicable for GECC relating to GE Commercial Equipment Financing, LLC Series 2004-1 (“GECEF2004”) as of December 31, 2004 and for the period from November 16, 2004 to December 31, 2004. Management is responsible for GECC’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about GECC’s compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about GECC’s compliance with the minimum servicing standards specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on GECC’s compliance with the minimum servicing standards.

In our opinion, management’s assertion that GECC complied with the aforementioned minimum servicing standards, to the extent applicable for GECC relating to GECEF2004, as of December 31, 2004 and for the period from November 16, 2004 to December 31, 2004, is fairly stated, in all material respects.

/s/(signed) KPMG LLP
March 15, 2005

                                                                        APPENDIX I

Management Assertion
GE Commercial Equipment Financing LLC Series 2004-1

Management of General Electric Capital Corporation (“GECC”), as servicer, is responsible for compliance with the servicing requirements of the Servicing Agreement dated as of November 16, 2004, among GE Commercial Equipment Financing LLC Series 2004-1 (“GECEF 2004”)
and GECC as servicer, (the “Agreement.”)

Management has performed an evaluation of GECC’s compliance with the aforementioned Agreements, and an evaluation of compliance with the minimum servicing standards set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program
for Mortgage Bankers, to the extent applicable to GECC as such standards relate to GECEF 2004.

As of December 31, 2004, and for the period from November 16, 2004 to December 31, 2004, GECC has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for
Mortgage Bankers, to the extent applicable to GECC as such standards relate to GECEF 2004.

GECC, as Servicer for GECEF 2004, acting through its GE Commercial Finance Operating Segment:

/s/ Michael Cipolla
Michael Cipolla
Managing Director

March 15, 2005